                                                                                                                           Exhibit 16.1

May 26, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 26, 2005, of GulfMark Offshore, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the fourth paragraph on page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2004 financial statements.

                                                                  By:     /s/ Ernst & Young LLP
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                                                                            Ernst & Young LLP